Exhibit 99.1

RGS Energy Reports Third Quarter 2014 Results

LOUISVILLE, CO, November 19, 2014 – RGS Energy (NASDAQ:RGSE), one of the nation’s largest and most recognized rooftop installers of solar equipment, has reported results for its third quarter ended September 30, 2014.

As previously announced, RGS made the strategic decision to exit its Large Commercial business segment. Accordingly, the results of this segment for all periods are presented as discontinued operations, while the company’s continuing operations are primarily composed of its residential and Sunetric business segments.

Third Quarter 2014 Highlights

•	Net revenue from continuing operations increased 14% over the same year-ago quarter to $18.9 million.

•	The average selling price (ASP) on new sales orders rose 6.5% over the third quarter of 2013. The increase is primarily due to the company’s continued focus on pricing discipline.

•	Progress on transformative initiatives:

•	Sales orders for Esales increased 35.7% sequentially to a record $3.9 million.

•	Sales orders for leasing were $1.2 million, marking its first quarter of operations.

•	Approximately 30% of the company’s revenue for the third quarter of 2013 was from two states, Missouri and Colorado, which previously offered attractive incentives to homeowners. With the repeal of these incentives, the revenue from these states in the third quarter of 2014 was approximately 3% of revenue. Revenue from Missouri and Colorado decreased approximately $4 million in the third quarter versus the second quarter. The decrease is primarily due to the overall residential segment decline of approximately $1 million from the prior year.

•	The company installed solar equipment on 548 roofs in the third quarter, compared to 615 installations in the same year-ago quarter. The decrease is primarily due to cessation of operations in Colorado and Missouri. Installations on the East Coast and Hawaii were delayed due to utilities interconnection approval processes.

•	Loss from continuing operations improved $1.1 million to a loss of $2.5 million in the quarter versus the same year-ago quarter.

•	Gross margin for residential segment was approximately 20% in the third quarter of 2014, which declined from approximately 26% in the year ago quarter. The decline is due to three factors: (i) the gross margin percentage declining whenever there is a decrease in revenue as there is a fixed cost element in the cost of goods sold; (ii) the prior year quarter benefited from expiring 1603 Investment Tax Credit programs; and (iii) a provision to adjust inventory to the lower cost to market in the third quarter of 2014.

•	Sunetric experienced a delay in installations arising from the local utility not approving interconnection requests. This resulted in the third quarter’s revenue being approximately one-half of the second quarter’s results from the date of Sunetric’s acquisition on May 15, 2014. This decline in comparative revenue resulted in a low gross margin percentage for the quarter. The Hawaii utility recently announced its intention to approve all present applications during 2015.

•	Over the last 12 months, the company acquired three companies: Syndicated Solar, Mercury, and Sunetric. By virtue of having a larger enterprise, the company’s general and administrative expenses have increased to integrate and manage a larger enterprise. To efficiently integrate acquired companies and achieve operational cost efficiencies, restructuring expenses were $0.4 million in the quarter.

•	The change in common stock warrant liability increased income by $6.8 million as the liability declined along with the market capitalization of the company.

•	Loss from discontinued operations totaled $2.2 million, which reflects the current competitive pricing in the large commercial segment as well as a charge of approximately $1 million that arose from the settlement of a contract dispute. The company has entered into a contract to sell portions of its commercial pipeline for cash, with the consideration to be paid dependent upon the completion of the buyer’s due diligence.

•	Including both continuing and non-continuing operations, net loss for the quarter totaled $4.8 million or $(0.09) per share, as compared to a loss of $2.1 million or $(0.07) per share in the third quarter of 2013.

•	Subsequent to the end of the third quarter, the company incurred an impairment charge of approximately $1.3 million to reflect the expected cash proceeds of $1 million from a sale of its catalog segment which principal asset was land.

Nine Months Ended September 30, 2014

•	Revenue increased 32% to $52.3 million from $39.6 million in the same year-ago period.

•	Solar system installations on homes and small businesses increased 23% to 1,632 installations in the period.

•	Operating loss from continuing operations was $20.4 million as compared to $9.6 million in the same year-ago period.

•	Loss from discontinued operations was $29.4 million, including a goodwill impairment charge of approximately $20 million, as compared to a gain of $1.6 million in the same year-ago period.

•	Net loss was $40.9 million or $(0.38) per share as compared to a loss of $8.8 million or $(0.31) per share in the same year-ago period.

Backlog and Net Sales Orders

Backlog has increased for transactions from acquired companies at the date of acquisition and thereafter for net sales orders (representing newly signed contracts with customers, net of contract cancellations or holds), and decreased for installations reflected in revenue.

•	Potential future revenue in backlog at September 30, 2014 grew 137% to a record $58.4 million from September 30, 2013.

•	Backlog increased 18.5% or $9.1 million from backlog at June 30, 2014.

•	The year-over-year growth in the company’s backlog is primarily due to new sales orders and a higher ASP, as well as acquired backlog of approximately $14 million.

Financing Capacity

•	During the third quarter of 2014, the company added to its financing capacity a new third-party loan financier to facilitate increased sales. For the quarter, approximately 40% of installations were paid for in cash by RGS customers, with the remaining financed by third-party loan and lease programs. In July, the company commenced offering lease financing to its customers and has to-date arranged new sales orders of approximately $2 million, of which half are scheduled to be installed by the end of the year.

•	Stockholder’s equity increased to $11.6 million at September 30, 2014 from $3.2 million at December 31, 2013. The increase is primarily due to the company’s issuance of common stock in connection with acquired companies and $6.4 million offering of stock in the third quarter, which is offset by operating losses in the nine month period.

Management Commentary

“The third quarter presented unique challenges that we successfully met,” stated Dennis Lacey, RGS Energy’s CEO. “For instance due to the cessation of utility rebates in Missouri, our revenue declined $3.5 million in the quarter from the second quarter. Also during the quarter, our Sunetric revenue was significantly depressed, as the local utility delayed approval of interconnection requests. Fortunately, our Esales and East Coast sales teams increased their production, and residential revenue only declined $1 million. Additionally, the Hawaii utility recently announced its intention to catch-up on pending interconnection requests next year.

“Over the last 12 months, the company has acquired three solar companies, and we have recently taken steps to exit two lines of business—the Large Commercial segment and the catalog segment—to generate funds for residential solar. We are now focused on integrating and streamlining our operations with the objective to reinvest the cost savings in growing our sales and construction teams. Executing this plan resulted in charges to our third quarter results for impairments and restructuring costs, but these actions were necessary to position the company for future profitable growth. Looking forward, we are encouraged by our backlog of approximately $58 million, which is an all-time high for RGS Energy.”

Earnings Conference Call

RGS Energy will hold a conference call to discuss its third quarter 2014 financial results later today. Management will host the presentation, followed by a question and answer period.

Date: Wednesday, November 19, 2014

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-727-7721

International dial-in number: 1-913-312-1491

Conference ID: 7052851

Webcast: http://public.viavid.com/index.php?id=112025

The conference call will be webcast live and available for replay via the investor relations section of the company’s website at RGSEnergy.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through November 26, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 7052851

About RGS Energy

RGS Energy (NASDAQ: RGSE) is one of the nation’s largest and most recognized rooftop installers of solar equipment, serving residential and small business customers in the mainland U.S. and Hawaii. Beginning with one of the very first photovoltaic panels sold in 1978, the company has installed tens of thousands solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing a comprehensive solar solution, from design, financing, permitting and installation to ongoing monitoring, maintenance and support.

The company has 14 offices across the West and the Northeast and one in Hawaii. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. RGS Energy is a trade name and RGS Energy makes filings with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” These documents are available on both the EDGAR section of the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at www.rgsenergy.com. For more information about the company, visit www.rgsenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “future,” “intend,” “may” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: the willingness of electric utilities to allow interconnections and other regulations effecting energy consumption by consumers, our ability to successfully integrate acquired businesses and realize synergies therefrom, our ability to generate funds from disposition of asset of our discontinued business segments, our ability to improve operating efficiencies and successfully reinvest cost savings in our business, our ability to convert backlog into revenues, and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2013 and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Quarterly Reports on Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

RGS Energy

Consolidated Condensed Balance Sheets

(in thousands, except per share amounts – unaudited)

	September 30, 2014	December 31, 2013
Cash	$1,769	$12,449
Accounts Receivable	11,794	10,656
Inventory	6,409	6,402
Other Current Assets	6,725	2,588

Total Current Assets	26,697	32,094
Goodwill and Intangibles	14,759	2,347
Other Assets	2,181	2,750
Net Assets of Discontinued Operations	13,711	6,577

Total Assets	$57,349	$43,768

Line-of Credit	$4,766	$—
Accounts Payable	11,366	6,630
Term Loan	—	2,000
Other Current Liabilities	8,795	7,919

Total Current Liabilities	24,927	16,549
Warrant Liability	8,325	15,072
Other Liabilities	1,122	446
Liabilities of Discontinued Operations	11,360	8,453

Total Liabilities	45,733	40,519
Stockholder’s Equity	11,616	3,249

Liabilities and Stockholders’ Equity	$57,349	$43,768

RGS Energy

Consolidated Summary Statements of Operations

(in thousands, except per share amounts – unaudited)

	Three months		Nine months
	2014	2013	2014	2013
Net Revenue	$18,900	$16,640	$52,302	$39,584
Cost of Goods Sold	15,706	12,324	41,793	29,148

Gross Margin	3,194	4,316	10,509	10,436
Gross Margin (%)	16.9%	25.9%	20.1%	26.4%
Selling and Operating	7,010	4,925	19,883	13,781
General and Administrative	2,650	1,547	6,245	5,072
Acquisition-related Costs	59	555	876	555
Asset Impairment	1,365	—	1,365	—
Depreciation and Amortization	999	197	2,183	628
Restructuring Costs	355	—	355	—

Total Expenses	12,438	7,224	30,907	20,036
Operating Income from Continuing Operations	(9,244)	(2,908)	(20,398)	(9,600)
Interest Expense	(340)	(243)	(795)	(880)
Change in Derivative Liability	6,789	(402)	8,204	78
Taxes	(287)	8	(1,496)	17

Gain (Loss) from Continuing Operations	(2,508)	(3,561)	(11,493)	(10,419)
Gain (Loss) From Discontinued Operations	(2,242)	1,467	(29,439)	1,623

Net Loss	$(4,750)	$(2,094)	$(40,932)	$(8,796)

Earnings per share	($0.09)	($0.07)	($0.88)	($0.31)
Weighted average shares outstanding	51,055	30,044	46,599	28,276

RGS Energy

Business Segment Results

(in thousands – unaudited)

	Third Quarter Results
	2014	2013
Residential:
Revenue	$14,358	$15,425
COGS	11,523	11,349

Gross Margin	2,834	4,076
GM%	19.7%	26.4%

Sunetric:
Revenue	$3,803	$—
COGS	3,652	—

Gross Margin	151	—
GM%	4.0%	N/A

RGS Energy

Supplemental Information

(Unaudited)

	Nine Months		Three Months
	2014	2013	2014	2013
Rooftop Installations:
Residential	1,551	1,328	509	615
Sunetric	81	—	39	—

Total	1,632	1,328	548	615

	Nine Months		Three Months
	2014	2013	2014	2013
MW Installed:
Residential	11,308	9,967	3,510	4,427
Sunetric	924	—	923	—

Total	12,232	9,967	4,433	4,427

	Nine Months		Three Months
	2014	2013	2014	2013
Net Sales Orders (dollars in thousands):
Residential	$48,525	$41,928	$17,815	$18,933
Sunetric	17,757	—	9,203	—

Total	$66,282	$41,928	$27,018	$18,933

	Nine Months		Three Months
	2014	2013	2014	2013
Net Sales Orders (kW):
Residential	11,516	10,098	4,192	4,427
Sunetric	4,423	—	2,160	—

Total	15,939	10,098	6,352	4,427

	September 30, 2014		September 30, 2013
	Backlog Rooftops	Backlog Value ($’000s)	Backlog Rooftops	Backlog Value ($’000s)
Backlog Data:
Residential	1,041	32,938	819	24,677
Sunetric	245	25,492	—	—

Total	1,286	58,430	819	24,677

Media and Investor Relations Contact

Ron Both

Liolios Group, Inc.

Tel 1-949-574-3860

RGSE@liolios.com